EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-258491) and Form S-8 (File Nos. 333-125816, 333-167577 and 333-224810) of our report dated April 1, 2024 relating to the consolidated financial statements of Intrusion Inc. appearing in this Annual Report on Form 10-K of Intrusion, Inc. for the year ended December 31, 2023.

/s/ Whitley Penn LLP

Dallas, Texas

April 1, 2024